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                                                          Exhibit (10)(iii)(A)21


                              EMPLOYMENT AGREEMENT

This Agreement, effective April 9, 2001, by and between Betsy Bernard ("Executive") and AT&T Corp., a New York Corporation with its principal place of business at 295 N. Maple Avenue, Basking Ridge New Jersey ("Company") (collectively "the Parties"):

WHEREAS, Executive seeks employment with the Company; and WHEREAS, the Company seeks to secure Executive's services on the terms provided herein;
NOW THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:

Term of Employment. Effective April 9, 2001 ("Effective Date"), the Company will hire Executive on a full time basis to render exclusive services to the Company and its affiliates under the terms set forth in this Agreement. The Executive accepts this employment and will render services as required by the Company using the Executive's best efforts and will report to the President of AT&T Corp. This Agreement should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at AT&T is by mutual consent ("Employment-At-Will"). This means that executives have the right to terminate their employment at any time and for any reason. Likewise, the Company reserves the right to discontinue Executive's employment with or without cause at any time and for any reason, subject to the rights of Executive to the severance benefits as set forth in this Agreement.

Title of Executive. At Effective Date, Executive's title shall be President and CEO of AT&T Consumer Services.



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Compensation and Benefits.

Base Salary. The Executive shall receive salary compensation ("Base Salary") from the Company in payment for all of Executive's services under this Agreement at an annual rate of Six Hundred Thousand ($600,000.00) dollars per year, subject to review by the Company's compensation committee on an annual basis with regard to the possibility of an increase in Base Salary provided, however, the Executive's Base Salary shall not be decreased. The Company shall pay Executive the Base Salary in monthly installments.

Annual Bonus. The Annual Bonus ("Annual Bonus") for Company executives is based on measures of Company and individual performance. The Company makes no representations under the terms of this Agreement regarding criteria for or amounts of bonuses paid during the term of this Agreement. However, Executive shall be entitled to receive an annual bonus during the term of this Agreement under the same terms and conditions as other Company executives. The target amount for Executive's Annual Bonus shall be one hundred percent of base salary, Six Hundred Thousand ($600,000.00) Dollars, subject to review by the Company's compensation committee on an annual basis with regard to the possibility of an increased target Annual Bonus. Executive shall become eligible for a bonus under this paragraph beginning in 2002 for performance year 2001 and in each March thereafter during the term of this Agreement. The bonus for performance year 2001 shall not be subject to proration for Executive's partial service in that year.
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AT&T Long Term Incentive Compensation. All compensation under this Paragraph 4 shall be subject to the terms of the AT&T 1997 Long Term Incentive Program (or its successor) and the AT&T Non-Competition Guideline, attached to this Agreement as Attachments A and B, respectively. The awards described below in Paragraphs 4(a), 4(b) and 4(c) comprise the Annual Long Term Incentive Grant for 2001. Any future Annual Long Term Incentive Grants, to the extent applicable, will be decided by the Company's Board of Directors. The awards described in Paragraphs 4(d), 4(e) and 4(f) are special one-time hiring grants under the AT&T Long Term Incentive Plan.

2001 AT&T Performance Shares. On the Effective Date, Company will grant Executive Thirty-Six Thousand Nine Hundred (36,900) AT&T Performance Shares covering the 2001-2003 performance period. Payment for Performance Shares awarded under this paragraph 4(a) are contingent upon the Company's attainment of financial performance measurements determined by the Company's Board of Directors. Payout, if any, for Performance Shares awarded under this paragraph shall be made during the first quarter of 2004 or as otherwise determined by the Company's Board of Directors.

2001 AT&T Stock Options. Company will grant Executive options for One Hundred Forty-Five Thousand Four Hundred (145,400) shares of AT&T Common Stock. Sixty percent (60%) of these options will be granted on the Effective Date. The remainder of the options (40%) will be granted later in
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2001 at the time such grant is made to other executives. For stock options granted under this paragraph 4(b), the term of the stock option grant is ten years and the stock options will vest Twenty-Five percent (25%) annually beginning on the first anniversary of the Effective Date. The stock option price of the initial sixty percent (60%) shall be the fair market value of AT&T Common Stock on the Effective Date; the stock option price of the remaining forty percent (40%) shall be the fair market value of AT&T Common Stock on the date those options are granted.

Restricted Stock Units. On the Effective Date, the Company shall grant Executive One Hundred Nineteen Thousand Three Hundred (119,300) AT&T Restricted Stock Units. Restricted Stock units issued to Executive under this paragraph 4(c) shall vest three years from the date of the grant.

Special Stock Option Grants.

      (i) If AT&T Corp. issues a separate stock tracking the performance of AT&T Consumer Services ("Consumer Tracking Stock"), then Executive shall be eligible to receive a stock option grant for Consumer Tracking Stock in an amount that, based on ratio of tracking stock to Long Term Incentive payments, is consistent with Consumer Tracking Stock provided to other similarly situated Executives and subject to the same terms as any stock option grant for Consumer Tracking Stock made to other similarly situated Executives. For example, if the Board determines that the value of a tracker option grant should be X% of an executive's long term incentive
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target for 2001, then Executive's tracker option grant value would be X% of her
$5.2m 2001 long term incentive target for 2001.

      (ii) On the Effective Date the Company will make a one-time grant to Executive of options for Eight Hundred Thousand (800,000) shares of AT&T Common Stock. For stock options granted under this paragraph 4(d)(ii), the term of the stock option grant is ten (10) years and the stock options shall vest Thirty-Three and One-Third Per Cent (33 1/3%) annually beginning on the first anniversary of the Effective Date. The stock option price shall be the fair market value of AT&T Common Stock on the Effective Date.

      (iii) On the Effective Date the Company will make a one-time grant of AT&T stock options to Executive determined as follows: $1,890,000 will be divided by the product of the fair market value of AT&T stock on Effective Date and .4. From the number which results from this calculation will be subtracted 145,400. The resulting number will be the number of stock options granted to Executive under this subparagraph. The term of the stock option grant is ten (10) years and the stock options shall vest twenty five percent annually beginning on the first anniversary of the Effective Date. The stock option price shall be the fair market value of AT&T Common Stock on the Effective Date

Seasoned Performance Shares. The Company shall issue to Executive Performance Share grants for the 1999-2001 and 2000-2002 cycles. On the Effective Date, Company will grant Executive Thirty-Six Thousand Nine
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Hundred (36,900) AT&T Performance Shares covering the 1999-2001 performance period and Thirty-Six Thousand Nine Hundred (36,900) AT&T Performance Shares covering the 2000-2002 performance period. Payment for Performance Shares awarded under this paragraph 4(e) are contingent upon the Company's attainment of financial performance measurements determined by the Company's Board of Directors. Payout, if any, for Performance Share awarded under this paragraph shall be made during the first quarter of 2002 and the first quarter of 2003, respectively, or as otherwise determined by the Company's Board of Directors.

      (f) Special Grant of AT&T Restricted Shares. On the Effective Date the Company shall award the Executive a one-time grant of One Hundred Seventy Five Thousand (175,000) AT&T Restricted Shares. Such shares shall vest Thirty Three and One Third Percent (33 1/3%) per year beginning on the first anniversary of the Effective Date.

Restitution for Certain Forfeitures. In order to address certain forfeitures associated with Executive leaving her prior employer, and to incent Executive to join the Company, the Company shall provide to Executive the following cash hiring bonuses:

A payment of Three Hundred Thousand Dollars ($300,000.00) within 30 days from the Effective Date;

A payment of One Million Dollars ($1,000,000.00) after one (1) full year of employment;
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Special Deferral Account: On the Effective Date, the Company will credit the amount of Three Million Dollars ($3,000,000.00) to a Special Deferral Account in Executive's name, which shall be credited with interest at a quarterly rate equal to one quarter (1/4) of the average rate applicable to the Ten (10) Year Treasury Note for the prior calendar quarter, plus .5 percent. The Special Deferral Account shall bear interest from the Effective Date. This Special Deferral Account shall vest on the third anniversary of the Effective Date, provided, however, that if Executive leaves the employ of the Company voluntarily or because of a Company initiated termination for Cause (as defined in paragraph 15) prior to the third anniversary of the Effective Date, the Special Deferral Account shall be forfeited in its entirety. Attachment C contains the terms and conditions of the Special Deferral Account.

When Executive sells her vacation home in Lake Tahoe a payment equal to the amount the Company would have paid for real estate commission, closing costs and shipment of household goods to had the Executive been entitled to relocation benefits on the vacation home pursuant to the Company's relocation plan. To the extent the Company's reimbursement of the Executive's relocation expense results in taxable income to the Executive, the Company will provide a tax allowance to offset the federal and state income and Medicare portion of FICA tax impact of this payment (to the extent not otherwise deductible or for which Executive is not entitled to an offsetting reduction in taxable income) and an additional
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allowance to offset the federal income and Medicare portion of FICA tax impact of the tax allowance itself.

Other Compensation.

Perquisites. During Executive's employment under this Agreement, the Company shall provide Executive with the perquisites of employment as are commonly provided to other Company executives at a level of authority commensurate to Executive and shall reimburse Executive for reasonable and necessary business expenses.

Benefits. During Executive's employment under this Agreement, the Company shall provide to Executive coverage under benefit programs in accordance with those Executive, mid-career hire and Senior Management benefit plans as are generally made available to other Company executives. Attachment D outlines the benefits available on the Effective Date. The Company reserves the right to modify and/or eliminate any benefit plan applicable to Executive; provided, however, that any modification or deletion of a benefit plan shall not affect Executive to any greater or lesser extent than any other Company executive.

Relocation. The Company shall pay for Executive's relocation under the terms of AT&T Relocation Plan B. The terms and conditions of AT&T Relocation Plan B shall apply, including but not limited to the requirement that Executive use a registered real estate broker approved by the relocation firm assigned to Executive. Any tax allowances payable under
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this paragraph will be in accordance with the terms and conditions of AT&T
Relocation Plan B.

Financial Counseling. The Company shall reimburse Executive for financial counseling fees paid to her personal financial counselor during her employment with the Company. Executive will not be required to use one of the three AT&T approved financial counseling firms. Fees subject to reimbursement shall include fees for individual financial counseling, preparation of federal and state income tax returns and preparation of Executive's will and other estate planning documents. The Company shall pay Executive a federal tax allowance on the reimbursed fees, calculated in accordance with Company practices applicable to other Company executives.

Costs Associated with this Agreement. The Company shall reimburse Executive for costs incurred by Executive for attorney review and financial counseling associated with negotiation and execution of this Agreement. To the extent the Company's reimbursement of these costs results in taxable income to the Executive, the Company will provide a tax allowance to offset the federal income, state income, and the Medicare portion of FICA tax impact of this payment (to the extent not otherwise deductible) and an additional allowance to offset the federal income, state income, and Medicare portion of FICA tax impact of the tax allowance itself.

Legal Fees. Executive represents that (a) she has not executed in favor of U S West Communications or Qwest Communications International, Inc.
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(Qwest) any covenant not to compete with Qwest and (b) she is not aware of any requirement or request by Company to make any disclosure or take any action in her Company role that would violate any continuing duty which she may owe to Qwest. Based upon these representations, the Company shall reimburse Executive for reasonable legal fees and costs incurred by Executive in resisting or defending any claim, demand, lawsuit or arbitration proceeding brought against her by her previous employer, Qwest. This obligation of the Company includes all legal expenses and attorneys fees incurred by Executive in connection with responding to demands by Qwest and negotiations with Qwest with respect to any such claims or demands irrespective of whether formal legal proceedings are commenced. This obligation also includes all legal expenses and attorneys fees incurred by Executive in connection with responding to demands by Qwest and negotiations with Qwest prior to the date of this Agreement. The Company shall also indemify and hold harmless Executive from any other costs, expenses, losses, judgments, or awards entered against Executive in any such legal proceeding, including, without limitation, lawsuits or arbitration proceedings, to the fullest extent allowed by law. Executive further agrees that if any lawsuit or arbitration against her is filed by Qwest, she will, to the fullest extent legally permissible, keep the Company fully informed of all developments in connection with any such proceeding and cooperate with Company in connection with its obligations outlined herein. To the extent the Company's reimbursements under this
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Paragraph 6(f) results in taxable income to the Executive, the Company will provide a tax allowance to offset the federal income, state income, and Medicare portion of FICA tax impact of this payment (to the extent not otherwise deductible) and an additional allowance to offset the federal and state income, and Medicare portion of FICA tax impact of the tax allowance itself.

Company Airplane. For a period of time until Executive relocates to New Jersey, but not to extend beyond September 30, 2003, she will be authorized to use a Company provided plane (plane to be provided will be in the class of "corporate jet aircraft") to commute from Denver or Lake Tahoe to New Jersey and from New Jersey to Denver or Lake Tahoe (one round trip per week). To the extent that the use of the Company plane is considered taxable income to Executive the Company will provide a tax allowance to offset the Federal and state Income and Medicare portion of FICA tax impact of this payment (to the extent not otherwise deductible) and an additional allowance to offset the Federal and state Income and Medicare portion of FICA tax impact of the tax allowance itself. The Company also agrees that Executive may designate one other person to travel with her on a Company provided plan for three house-hunting trips during this period. Imputed income resulting from this person's travel will also be grossed-up as described above in this paragraph. As an OG member Executive will have priority use of corporate aircraft for business purposes.
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Impact of Company Restructuring on Restricted Stock Units, Restricted Shares,
Stock Options and Performance Shares. In the event that AT&T Wireless and AT&T Broadband become independent companies from AT&T Corp. through a divestiture, sale or some similar means, all grants made under this Agreement in the form of Restricted Stock Units, Restricted Shares, Stock Options and Performance Shares based on AT&T Corp. stock shall be treated in accordance with the plan developed and approved by the Company's Board of Directors as such plan is applicable to equity granted in 2001 to Executive and other Company executives .

Change in Control. In the event of a Change in Control of the Company, severance payments to Executive shall be governed by the Change in Control provisions applicable to OG members approved by the Company's Board of Directors on October 25, 2000.


Confidentiality of Trade Secrets and Business Information.

Executive agrees that she will not, at any time during her employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of her employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law, provided that, if Executive receives legal process with
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regard to disclosure of such information, she shall promptly notify the Company and cooperate with the Company in seeking a protective order.

Executive agrees that at the time of the termination of her employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, she will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in her possession, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment and her personal rolodex, phone book and similar items.


Non-competition.

In consideration for payments made under this Agreement, including but not limited to Paragraphs 3(a), 3(b), and (4), Executive agrees that she will not, for a period of Two (2) years after her Employment with the Company, establish a relationship with a competitor (including but not limited to an employment or consulting relationship) or engage in any activity which is in conflict with or adverse to the interest of the Company, as defined by the AT&T Non-Competition Guideline (hereinafter referred to as a "Competitive Activity"). Executive recognizes that this obligation includes, and is not limited to, an agreement that she shall not work for a competitor of AT&T
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Corp. as an executive, consultant, independent contractor or in any other capacity for a period of Two (2) years following the termination of her employment with the Company, regardless of whether Executive or the Company terminates the employment relationship.

In addition to Executive's obligations outlined in paragraph 10(a) of this Agreement, any and all payments (except those made from Company-sponsored tax-qualified pension or welfare plans), benefits or other entitlements to which the Executive may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if Executive engages in Competitive Activity for a period of Two (2) years following termination of her Employment from the Company, regardless of whether Executive or the Company terminates the employment relationship. The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this paragraph 10 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon compliance with this paragraph. This paragraph shall apply notwithstanding any other provision of this Agreement.

No forfeiture or cancellation shall take place under paragraph 10(b) with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practice unless the Company shall have first given Executive written notice of its intent to so forfeit, or cancel or pay out and Executive has not, within thirty (30) calendar days of giving
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such notice, ceased such unpermitted Competitive Activity, provided that the foregoing prior notice procedure shall not be required with respect to a Competitive Activity which Executive initiated after the Company had informed the Executive in writing that it believed such Competitive activity violated this paragraph 10 or the AT&T Non-Competition Guideline.

Nothing in this Section 10 shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

If the restrictions stated herein are found by a court to be unreasonable, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in New Jersey, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator but not the legal fees of
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Executive; provided, however, that the Company shall bear all such costs if
Executive prevails in such arbitration on any material issue.

Non-Interference. During Executive's employment and for a period of Two (2) years following the effective date of Executive's termination, for any reason, from the Company, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company. During Executive's employment and for a period of Two (2) years following the effective date of Executive's termination, for any reason, from the Company, Executive agrees not to directly or indirectly solicit any customer or business partner of the Company to terminate, alter or modify their relationship with the Company or interfere with the Company's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company.

Injunction. If Executive commits a breach of any of the provisions of Paragraphs 9 through 12 or any part thereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by way of preliminary and/or permanent injunction by any court having jurisdiction, it being acknowledged and agreed by Executive and Company that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Furthermore, this Agreement is intended to protect the
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proprietary rights of the Company in important ways, and even the threat of any misuse of the technology or other confidential information of the Company would be irreparably harmful because of the importance of that technology and confidential information. In light of these considerations, Executive agrees that a court of competent jurisdiction should immediately enjoin any breach or threatened breach of Paragraphs 9 through 12 of this Agreement, upon Company's request, and the Company is released from the requirement of posting any bond in connection with temporary or preliminary injunctive relief, to the extent permitted by law. Such right to injunctive relief shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

Company Initiated Termination of Employment or Good Reason Termination. Should the Company terminate Executive's employment without Cause or should Executive terminate her employment for Good Reason, Executive will receive a payment equivalent to the payment to which other similarly situated Company executives would be entitled at the time of the termination of her employment under the terms of the Senior Officer Separation Plan applicable to OG members. This payment shall be payable to Executive within ninety (90) days of her last day of employment with the Company. For termination by Executive for Good Reason or by the Company without Cause, Executive shall also be entitled to the following:
(a) accelerated vesting of Stock Options, Restricted Shares and Restricted Stock Units in accordance with the terms applicable to Company initiated
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terminations; (b) payment of Annual Bonus in the target amount for the year in which the termination occurs, prorated to reflect length of employment during that year; (c) outstanding Performance Shares shall continue to vest; (d) immediate vesting of the Special Deferral Account set forth in paragraph 5(c);
(e) payment to Executive of any unpaid hiring bonus under paragraphs 5(a), (b), and (d) of this Agreement; (f) coverage for herself and eligible dependents under the Senior Management Separation Medical Plan; (g) continuation of Senior Management Universal Life Insurance; and (h) financial counseling for one year, including income tax return preparation for year of termination and a federal tax allowance to Executive for the cost of the financial counseling in accordance with Company practices applicable to other Company executives.

Termination for Cause and Good Reason. For purposes of this Agreement, "Cause" and "Good Reason" shall be defined as follows:

            a) "Good Reason" termination shall mean any termination of Executive's Company employment initiated by Employee, resulting from any of the following events without Employee's express written consent, which are not cured by the Company within twenty (20) days of Employee giving the Company written notice thereof:

            (i) Executive's demotion to a position which is not of a rank and responsibility comparable to members of the
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            current Operations Group or those of a similar/replacing governance body; provided, however, that the Company's decision not to continue an Operations Group shall not be Good Reason, and provided, further, that (1) while a change in the position to which Executive reports will constitute Good Reason, changes in the specific individuals to whom Executive reports shall not, alone, constitute Good Reason, and/or (2) a reduction in your business unit's budget or a reduction in your business unit's head count, by themselves, do not constitute Good Reason, or

            (ii) A reduction in Executive's "Total Annual Compensation" (defined as the sum of Annual Base Salary Rate, Target Annual Incentive and "Target Annual Long Term Incentive Grants") for any calendar or fiscal year, as applicable, to an amount that is less than the Total Annual Compensation that existed in the prior calendar or fiscal year, as applicable. For purposes of this Paragraph the dollar value of the "Target Annual Long Term Incentive Grants" shall exclude the value of any special one-time or periodic long-term incentive grants, and shall be determined by valuing Performance Shares, Stock Units, Restricted Stock and Restricted
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            Stock Units, etc., at the market share price utilized in valuing the annual Senior Management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors ("the Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock Options and Stock Appreciation Rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants.

            b)    Cause termination shall mean:

                  (i) Executive's conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

                  (ii) violation by Executive of the Company's Code of Conduct or Non-Competition Guideline;

                  (iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the company or any of its affiliates; or
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                  (iv)  repeated failure to carry out the duties of Executive's position despite specific instruction to do so.

            c) A termination for Cause shall not take effect unless the provisions of this paragraph (c) are complied with. The Executive shall be given written notice by the Company of the intention to terminate her for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six (6) months of the Company learning of such act or acts or failure or failures to act. The Executive shall have ten (10) calendar days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If she fails to cure such conduct, the Executive shall then be entitled to a hearing before the President or such other persons or committees as the Board of Directors or the Chief Executive Officer may direct or appoint. Such hearing shall be held within fifteen (15) calendar days of such notice to the Executive, provided she requests such hearing within ten (10) calendar days of the written notice from the Company of the intention to terminate her for Cause. If, within five (5) calendar days following such hearing, the Executive is furnished written notice by the Company confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, she shall thereupon be terminated for Cause.
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Termination Without Good Reason or For Cause. Should Executive leave her employment without Good Reason ("Voluntary Termination"), Executive shall receive nothing further under this Agreement except for (i) Stock Options, Performance Shares, Restricted Shares and Restricted Stock Units already vested and (ii) if Voluntary Termination occurs after September 30, 2003, benefits under the then-applicable Senior Management Separation Medical Plan. In the event of a Voluntary Termination, Executive's Stock Options, Performance Shares, Restricted Shares and Restricted Stock Units awarded but not vested shall be cancelled. If Executive is terminated for Cause at any time during this Agreement, she shall receive nothing further from the Company as of the date of her termination and all Stock Options, Performance Shares, Restricted Shares and Restricted Stock Units vested but not exercised or paid shall be cancelled.

Special Voluntary Termination. If Executive resigns after September 30, 2003, and is not the President and CEO of the AT&T Consumer Services unit with its own tracking stock or of another publicly traded AT&T business unit spin-off ("Special Voluntary Termination") Executive's resignation shall be considered as a termination for "Good Reason" and she shall be entitled to the benefits set forth in paragraph 16 as well as the benefits set forth in paragraph 14 above.


Death and Long Term Disability.
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Termination Due to Death. In the event that the Executive's employment is terminated due to her death, her estate or her beneficiaries, as the case may be, shall be entitled to the following benefits: (i) Annual Bonus at target level for such year prorated for the time on the payroll in the performance year, payable in a single installment as soon as practicable following Executive's death; (ii) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants applicable to death; (iii) lapse of the restrictions on Restricted Stock Units and Restricted Stock; (iv) payout at target for each Performance Share cycle in which the Executive was participating at the time of her death, prorated for the amount of time on the payroll in the applicable three (3) year cycle (provided, however, for Seasoned Performance Shares described in Paragraph 4(e) there is no prorate for the period of time in each performance cycle prior to the Effective Date); (v) vesting and payout of the Special Deferral Account under Paragraph 5(c); (vi) payment of any unpaid cash hiring bonus under paragraphs 5(a), (b), and (d); and (vii) financial counseling for one year including individual tax return preparation for Executive for the year of death with a federal tax allowance for the cost of the financial counseling calculated in accordance with Company practices applicable to other executives.

Termination Due to Disability. The Company shall have the right to terminate Executive's employment due to her Disability. In the event that the
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                                       24


Executive's employment is terminated due to her Disability, she shall be entitled to the following benefits: (i) disability benefits in accordance with a disability program then in effect for senior executives of the Company; (ii) Annual Bonus at target level for such year prorated for the time on the payroll in the performance year, payable in a single installment as soon as practicable after termination due to Disability; (iii) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants applicable to Disability; (iv) lapse of the restrictions on Restricted Stock Units and Restricted Stock; (v) payout at target for each Performance Share cycle in which the Executive was participating at the time of her Disability, prorated for the amount of time on the payroll in the applicable three (3) year cycle (provided, however, for Seasoned Performance Shares described in Paragraph 4(e) there is no prorate for the period of time in each performance cycle prior to the Effective Date); (vi) vesting and payout of the Special Deferral Account under paragraph 5(c); (vii) payment of any unpaid cash hiring bonus under paragraph 5(a), (b), and (d); and (viii) financial counseling for one year including individual tax return preparation for Executive for the year of termination due to Disability, with a federal tax allowance for the cost of the financial counseling in accordance with Company practices applicable to other Company executives. For purposes of this paragraph 18, "Disability" shall mean the inability of Executive to perform her duties under this Agreement by reason of any physical or mental impairment that is expected to prevent Executive from performing her duties for a period exceeding twelve (12) months. Provided, however, that nothing in this paragraph or this Agreement shall prevent the Company from reassigning Executive's job duties on a temporary basis during any period in which the Executive is receiving benefits under the Company's applicable short-term disability benefits plan until the Executive returns to work full-time or is terminated due to Disability. Such temporary reassignment of duties would not be a Good Reason termination.

Membership on Boards. Executive may continue to serve on the Boards of Directors or Advisory Committees of other companies in positions held prior to the Effective Date assuming that the other company is not a competitor of the Company as determined by the Secretary of the Company's Board of Directors. Executive agrees to provide a list, as soon as practicable following the Effective Date, of such Board and Committee memberships so that the Company may make such determination.


Other Terms.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflict of law rules. If any provision of this Agreement is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remaining provisions of this Agreement, without regard to the invalid portion, and any such invalid provisions shall be reformed and construed to the extent necessary to permit their enforceability so as to reflect the intent of the parties hereto.

Executive hereby represents and warrants that (i) Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (ii) the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity.

Executive agrees that the terms of this Agreement are reasonable and properly required for the protection of the Company's legitimate business interests. If any of the covenants or provisions contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

The article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

This Agreement may not be amended, modified, superseded or waived, except by a written instrument executed by both Parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Acknowledgment. Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors, Executive's attorney and with representatives of the Company. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

Assignment. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of any sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof, provided that such assignee or transferee assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof shall be construed as a termination of Executive's employment and will not trigger the Company's obligations under paragraphs 14, 16 or 17 of this Agreement.

Release for Severance Payments. The Company shall be required to pay Executive payments upon her termination under this Agreement only if Executive executes a release upon her termination releasing the Company from any liability arising from her employment. This release shall include, but not be limited to, claims arising under employment statutes such as the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act.

In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment she may obtain.

Vacation. The Executive shall be entitled to five (5) weeks paid vacation in each calendar year of employment which shall accrue and otherwise be subject to the Company's vacation policy for senior executives.

Indemnity.

      a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of New Jersey, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses.

      (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 16(a) above that indemnification of the Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

      (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers. Such insurance coverage shall be maintained for at least six (6) years following any Change of Control.

      (d) Following the termination of her employment for any reason, Executive shall reasonably cooperate with the Company with respect to the prosecution or defense by the Company of any legal proceedings in which Executive is or ought to be a witness. Executive's obligation to cooperate pursuant to this paragraph shall continue until such legal proceedings are concluded or her services as a witness or consultant are no longer requires. Executive shall be compensated for such time spent by her at the request of the Company at an hourly rate equal to her effective hourly rate (including base salary and target short term bonus) immediately preceding the termination of her employment

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified mail, postage prepaid, return receipt requested or (c) delivered by overnight courier; to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:


If to the Company:      AT&T Corp.
                        295 North Maple Avenue
                        Basking Ridge, NJ  07920
                        Attention:  Executive Vice President
                                    Human Resources

If to the Executive:    Ms. Betsy Bernard
                        c/o AT&T Corp.
                        295 North Maple Avenue
                        Basking Ridge, NJ  07920




          IN WITNESS WHEREOF, the Parties have executed this Agreement.





4/6/01                                           /s/  Betsy  Bernard
-------------------------                        -------------------------------
Dated                                                 Betsy Bernard





4/6/01                                           /s/  Mirian Graddick-Weir
-------------------------                        -------------------------------
Dated                                            AT&T Corp.

                                                 By:  Mirian Graddick-Weir
                                                      EVP - Human Resources